EXHIBIT 15.2

[Jingtian & Gongcheng Letterhead]

34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing 100025, China

Telephone: (86-10) 5809-1000 Facsimile: (86-10) 5809-1100

Country Style Cooking Restaurant Chain Co., Ltd. (the “Company”)

No. 19 Yunshan South Road
Yubei District, Chongqing
People’s Republic of China

April 17, 2014

Dear Sirs,

Re: Filing of Form 20-F of the Company

We refer to the Form 20-F of the Company dated April 17, 2014 to be filed with U.S. Securities and Exchange Commission (“SEC”).

We hereby give our consent, and confirm that we have not withdrawn our consent, to the filing of the Form 20-F with SEC and all references to our name and our opinion in the form and context in which they appear in the Form 20-F.

Yours faithfully,

For and on behalf of
Jingtian & Gongcheng

/s/ Yang ZHAO

Name: Yang ZHAO
Position: Partner